CONTACT: FOR SAFEGUARD HEALTH ENTERPRISES, INC.  FOR PARAMOUNT DENTAL PLAN, INC.
         James E. Buncher                        Nicholas  M.  Kavouklis  D.M.D.
         President  and                          Chairman  and
           Chief  Executive  Officer               Chief  Executive  Officer
         (949)  425-4300                         (813)  221-4048  x223


                      SAFEGUARD ANNOUNCES MAJOR ACQUISITION
                           TO EXPAND FLORIDA PRESENCE
                ------------------------------------------------
                TRANSACTION EXPECTED TO BE ACCRETIVE TO EARNINGS


ALISO VIEJO, CALIFORNIA, and TAMPA, FLORIDA (APRIL 24, 2002) - SafeGuard Health Enterprises, Inc. (OTC Bulletin Board: SFGD) and privately held Paramount Dental Plan, Inc. (Paramount), today jointly announced the signing of a definitive agreement under which SafeGuard would purchase Paramount. Although specific terms were not disclosed, the purchase price will be paid in a combination of cash, SafeGuard stock and a convertible note. The transaction, which is expected to close in the third quarter subject to regulatory approval, is expected to be accretive to earnings in 2002.

Founded in 1995 by Nicholas M. Kavouklis D.M.D., Paramount currently has over 200,000 members primarily in the Tampa, St. Petersburg, and Orlando areas. Revenues for 2001 were over $6 million.

James E. Buncher, SafeGuard's president and chief executive officer, said, "The combination of SafeGuard and Paramount will substantially expand our presence in Tampa, St. Petersburg and Orlando, which are major growth areas in Florida, giving us the ability to compete more effectively on a broader scale. In addition to being accretive to earnings in 2002, we view this acquisition as a major event for SafeGuard because it confirms our confidence in the revamped, fiscally sound foundation that SafeGuard now has in place. First, we looked inward and strengthened our company, giving us the fiscal and organizational integrity to focus on external growth. We are now actively seeking complementary acquisitions that, like Paramount, represent quality additions that further strengthen our presence in existing markets."

Nicholas M. Kavouklis D.M.D., Paramount's president and chief executive officer, said, "We are very excited about this merger. SafeGuard possesses a great deal of industry knowledge, experience and technology that will complement our strengths. I have had extensive meetings with SafeGuard's senior management and found that our business philosophies are congruent.


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I  am  looking  forward  to  working  with  their management team to establish a significant  presence  in  the  Florida  market."
SafeGuard also announced that, simultaneous with the closing of the transaction, it would enter into a three-year employment agreement with Dr. Kavouklis and establish its SafeGuard Florida headquarters in Tampa, Florida, with Dr. Kavouklis serving as president and a director of SafeGuard - Florida. Dr. Kavouklis, who has extensive knowledge of the Florida market and high visibility in the dental community, will, in addition to the California and Texas market heads, report to Stephen J. Baker, SafeGuard's executive vice president and chief operating officer.

In commenting on his new position, Dr. Kavouklis added, "I am pleased to be joining the SafeGuard team. I am impressed with their vision, management team, resources and commitment to expanding their Florida business. Together, we will have a significant presence in the Florida market."

SafeGuard provides dental benefit plans with HMO and PPO/indemnity plan designs, vision benefit plans, administrative services, and preferred provider organization services. The Company serves approximately 625,000 members, primarily in California, Florida and Texas.

The Company notes that statements contained in this news release that are not based on historical facts are forward-looking statements, and as such, are subject to uncertainties and risks that could cause actual results to differ materially from those projected or implied by such statements. These risks, contingencies and uncertainties, many of which are beyond the control of the Company, include the possibility that the Company may not consummate the above-described transaction or may be unable to successfully integrate Paramount and SafeGuard's Florida operation, and those risk factors and other information that are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, on file with the U.S. Securities and Exchange Commission.

                                      -END-


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